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                      December 29, 2020

       David Garfinkle
       Chief Financial Officer
       CoreCivic, Inc.
       5501 Virginia Way
       Brentwood, TN 37027

                                                        Re: CoreCivic, Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 20,
2020
                                                            Form 10-Q for the
quarter ended September 30, 2020
                                                            Filed November 5,
2020
                                                            File No. 001-16109

       Dear Mr. Garfinkle:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction